As filed with the Securities and Exchange Commission on July 27, 2010

Registration No. 333-158293

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

EVCARCO, INC.

(Exact name of Registrant as specified in its charter)

Nevada	5012	26-3526039
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

7703 Sand Street
 Fort Worth, Texas 76118
(817) 595-0710

 (Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Nevada Agency and Trust Company
50 West Liberty Street
Suite 880
Reno, Nevada 89501
(775) 322-0626

 (Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies of all correspondence to:
The O'Neal Law Firm, P.C.
6626 E. Raftriver Road
Mesa, Arizona 85215
Tel: (480) 812-5058
Fax: (888) 353-8842

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☐

Non-accelerated filer	☐	(Do not check if smaller reporting company)	Smaller reporting company	☒

Calculation of Registration Fee

Title of Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Aggregate Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, $0.001 per share	61,225,000	$0.04	$2,449,000	$174.61
Total	61,225,000	$0.04	$2,449,000	$174.61

(1)	The registration fee for these shares is based on an ask price of $0.04 on July 22, 2010 on the OTC Bulletin Board. Reg. 230.457(c).

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be amended. The selling stockholders may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED JULY [__], 2010

PRELIMINARY PROSPECTUS

EVCARCO, INC.

61,225,000 SHARES OF COMMON STOCK
  OFFERING PRICE $0.04 PER SHARE

We are offering on a best-efforts basis 61,225,000 shares of common stock in a direct public  offering,   without  any   involvement   of   underwriters  or broker-dealers.  We are offering the shares of common stock at a public offering price of $ 0.04 per share or prevailing market prices. Our common stock is currently quoted on the OTC Bulletin Board under the symbol “EVCA.OB.” The closing sales price of our common stock on the OTC Bulletin Board on July 22, 2010, was $0.04 per share. The offering does not require that we sell a minimum number of shares.  The proceeds from the sale of the shares in this offering will immediately be payable to EVCARCO, INC, and used in our operations. Funds will be held in our corporate bank account.  As a result, creditors could attach the funds.

The  offering  shall  terminate  on the  earlier  of (i)  180  days  after  the effectiveness  of the  registration  statement  (ii) when the  offering is fully subscribed  for. Our ability to terminate the offering is limited to ending the duration of the offering and accepting the amount of shareholder funds as of the termination date

Our common stock will be sold by our officers and directors.

OUR BUSINESS IS SUBJECT TO MANY RISKS AND AN INVESTMENT IN OUR COMMON STOCK WILL ALSO INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE HEADING “RISK FACTORS” BEGINNING ON PAGE 8 BEFORE INVESTING IN OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

No underwriter or other person has been engaged to facilitate the sale of shares of common stock in this offering. You should rely only on the information contained in this prospectus and the information we have referred you to. We have not authorized any person to provide you with any information about this offering, EVCARCO, Inc. or the shares of our common stock offered hereby that is different from the information included in this prospectus. If anyone provides you with different information, you should not rely on it.

The date of this prospectus is ____, 2010

You should rely only on the information contained in this Prospectus. We have not authorized anyone to provide you with information different from or in addition to that contained in this Prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are offering to sell, and are seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this Prospectus is accurate only as of the date of this Prospectus, regardless of the time of delivery of this Prospectus or of any sale of the common stock. Our business, financial conditions, results of operations and prospects may have changed since that date.

We have not done anything that would permit this offering or possession or distribution of this Prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this Prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this Prospectus outside of the United States.

PROSPECTUS SUMMARY

This summary highlights certain information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including our financial statements and related notes, and especially the risks described under “Risk Factors” beginning on page 8. All references to “we,” “us,” “our,” “EVCARCO,” “Company” or similar terms used in this prospectus refer to EVCARCO, Inc.  Unless otherwise indicated, the term “fiscal year” refers to our fiscal year ending December 31. Unless otherwise indicated, the term “common stock” refers to shares of the Company’s common stock.

 Corporate Background and Business Overview

We were incorporated in the state of Nevada on October 14, 2008. Our offices are currently located at 7703 Sand Street, Fort Worth, Texas 76118. Our telephone number is (817) 595-0710. Our shares of common stock are currently traded on the OTC Bulletin Board. Our trading symbol is “EVCA.OB.”

EVCARCO, Inc. was formed to sell environmentally conscious automobiles through automotive dealerships it establishes, owns and manages as well as sell franchises for its dealerships in multiple cities throughout the U.S. The Company will offer both new electric and pre-owned vehicles, along with the traditional related services including financing, warranties, and maintenance and mechanical work. The first Company owned location is in Fort Worth, Texas and was started in December of 2008. The second Company owned location was opened in May of 2010, in Dallas, Texas. Currently available products are from Wheego Electric Cars, Inc., manufactured in the US, and The Tazzari Group, produced in Italy. Executives in the Company have experience in the automobile industry managing large dealerships in the Dallas, Fort Worth, and North Texas regions.

We are earning revenues through new car sales, pre-owned car sales, parts, service, both warranty, and customer pay repairs, finance & insurance sales, accessory sales, and aftermarket products. At this stage in our development, there can be no assurance that we will be successful in generating revenues from the sale of our products and services.

From October 14, 2008 (inception) to March 31, 2010, we have generated revenues of $1,082,599 through retail sales of 12 new electric cars, 38 used vehicles, and 43 wholesale deals. With assets of $1,502,041, as of March 31, 2010, and we have incurred accumulated net losses of $1,719,303.  Based on our financial history since inception, our independent auditor has expressed doubt as to our ability to continue as a going concern.  Additional financing and capital of $1,200.000.00 per Dealership will be required to continue operations. We have a current “burn rate” of $55,000.00 per month and resources for 90-120 days. The $1,200,000.00 is for vehicle inventory, office/maintenance equipment, personnel, and marketing/advertising.

Since our incorporation, we have not made any significant purchases or sale of assets, nor have we been involved in any mergers, acquisitions or consolidations. EVCARCO has never declared bankruptcy, has never been in receivership, and has never been involved in any legal action or proceedings.

We have three executive officers who also serve as three of our four directors.  Mr. Dale Long, our President and a Director, resides in Forth Worth, Texas. He has over 20 years of experience in the auto industry. Mr. Nikolay Frolov, our Treasurer and a Director, resides in Fort Worth, Texas. Mr. Scott Neal, our Secretary and a Director, also resides in Fort Worth, Texas. None of our officers live in Nevada.

Summary of the Offering

Shares of common stock being offered by the selling stockholders:	61,225,000 shares of our common stock.
Off Offering price:	$0.04 per share of common stock or prevailing market prices.
Nu Number of shares outstanding before the offering:	72,330,500
Nu Number of shares outstanding after the offering, if all the shares are sold:	133,555,500
Use of Proceeds:	Acquisition of inventory, opening of new locations, payment of debts, working capital and general corporate expenses. See “Use of Proceeds” on page 12.
MaOTC Bulletin Board Trading Symbol	EVCA.OB
Use
Ris Risk Factors:	See “Risk Factors” beginning on page 8 and the other information in this prospectus for a discussion of the factors you should consider before deciding to invest in shares of our common stock.
DiviDividend Policy:	We have not declared or paid any dividends on our common stock since our inception, and we do not anticipate paying any such dividends for the foreseeable future.

Summary Financial Data

The following selected financial information as of December 31, 2009 (Audited) and March 31, 2010 (Unaudited) and for the period from Inception (October 14, 2008) through March 31, 2010, is derived from our audited annual, and reviewed quarterly financial statements. The information contained in this table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and the financial statements and accompanying notes included in this prospectus.

Our auditors have issued an audit opinion which includes a statement describing their doubts about whether we will continue as a going concern. In addition, our financial status creates substantial doubt whether we will continue as a going concern.

 Statement of Operations

	Inception (October 14, 2008) Through December 31, 2009	For the Three Months Ended March 31, 2010
Net loss	$(1,160,354)	$(558,949)

Net loss per common share:
Basic and diluted (less than $0.01 per share)	(0.02)	(0.01)

Weighted average number of common shares outstanding	55,631,667	62,312,300

Balance Sheet Data

	December 31, 2009	March 31, 2010
Total assets	$209,033	1,502,041
Total liabilities	416,297	613,254
Total Liabilities and Stockholders’ Equity	$209,033	1,502,041

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors and other information in this prospectus before deciding to invest in our Company. If any of the following risks actually occur, our business, financial condition, results of operations and prospects for growth could be seriously harmed. As a result, the trading price of our common stock could decline and you could lose all or part of your investment.

Risks Related to Our Business

Our independent auditors have expressed doubt about our ability to continue as a going concern, indicating the possibility that we may not be able to continue to operate.

From inception through March 31, 2010, we have incurred cumulative net losses of $1,719,303. Though we have generated revenues of $1,082,599 for the same period, we anticipate generating losses for the next 12 months. Therefore, we may be unable to continue operations in the future as a going concern. No adjustment has been made in the accompanying financial statements to the amounts and classification of assets and liabilities which could result should we be unable to continue as a going concern. In addition, our independent auditors included an explanatory paragraph in their report on the accompanying financial statements regarding concerns about our ability to continue as a going concern.

As a company in the early stage of development with an unproven business strategy, our limited history of operations makes evaluation of our business and prospects difficult.

We were incorporated on October 14, 2008. Our business prospects are difficult to predict because of our limited operating history, early stage of development and unproven business strategy. Our primary business activities will be to earn revenues through new car sales, pre-owned car sales, parts, service, both warranty, and customer pay repairs, finance & insurance sales, accessory sales, and aftermarket products. Although we believe that our business plan has significant profit potential, we may not attain profitable operations and our management may not succeed in realizing our business objectives.

 Our business plan may be unsuccessful, and if it fails, we will not have alternate services or products to offer in order to ensure our continuation as a going concern.

The success of our business plan is dependent on the development of our products and services. Our ability to develop our products and services is unproven, and the lack of operating history makes it difficult to validate our business plan. In addition, the success of our business plan is dependent upon the market acceptance of our products and services. Should our market strategy be too narrowly focused or should the target market not be as responsive as we anticipate, we will not have in place alternate services or products that we can offer to ensure our continuation as a going concern.

We have maintained losses since inception, which we expect will continue in the future.

We expect, however, to continue to incur operating losses in future periods. These losses will occur because we do not yet have sufficient revenues to offset the expenses associated with the development, marketing and sales of our products and services. We cannot guarantee that we will ever be successful in generating sufficient revenues in the future. We recognize that if we are unable to generate revenues, we will not be able to earn profits or continue operations. There is no history upon which to base any assumptions regarding the likelihood that we will prove successful, and we can provide investors with no assurance that we will generate any operating revenues or ever achieve profitable operations. If we are unsuccessful in addressing these risks, our business will most likely fail.

To date, we have completed only initial stages of our business plan and we can provide no assurance that we will be able to generate enough revenue from our business in order to achieve profitability. It is not possible at this time for us to predict with assurance the potential success of our business. The revenue and income potential of our proposed business and operations are unproven, and the lack of operating history makes it difficult to evaluate the future prospects of our business. If we cannot continue as a viable entity, our stockholders may lose some or all of their investment in our Company.

We may not be able to execute our business plan or stay in business without additional funding.

Our ability to successfully develop our technology and to eventually produce and sell our product to generate operating revenues depends on our ability to obtain the necessary financing to implement our business plan. We will require additional financing, through issuance of debt and/or equity, in order to establish profitable operations. Such financing, if required, may not be forthcoming. Even if additional financing is available, it may not be available on terms we find favorable. At this time, there are no anticipated sources of additional funds in place. Failure to secure the needed additional financing will have an adverse effect on our ability to remain in business.

RISK FACTORS - continued

We may not be able to compete effectively against our competitors.

We are engaged in a rapidly evolving industry, and face direct competition from competitors that may have greater resources, research and development staff, sales and marketing staff and facilities than we do. In addition, other recently developed technologies are, or may in the future be, the basis of competitive products. There can be no assurance that our competitors will not develop technologies and products that are more effective than those being developed by us or that would render our technology and product obsolete or noncompetitive.

We need to retain key personnel to support our product and ongoing operations.

The development and marketing of our product will continue to place a significant strain on our management and other resources. Our future success depends upon the continued services of our executive officers who have critical industry experience and relationships that we rely on to implement our business plan. The loss of the services of Dale Long, our President and a Director, would negatively impact our ability to sell our product, which could adversely affect our financial results and impair our growth. Currently, we have no employment agreement with Mr. Long and do not anticipate entering into any such agreement in the foreseeable future.

Risks Relating to Our Common Stock

Because we are subject to “penny stock” rules, the level of trading activity in our stock may be reduced.

Broker-dealer practices in connection with transactions in “penny stocks” are regulated by penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on some national securities exchanges). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, broker-dealers who sell these securities to persons other than established customers and “accredited investors” must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules. If a trading market does develop for our common stock, these regulations will likely be applicable, and investors in our common stock may find it difficult to sell their shares.

FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our stock.

FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may have the effect of reducing the level of trading activity in our common stock. As a result, fewer broker-dealers may be willing to make a market in our common stock, reducing a stockholder’s ability to resell shares of our common stock.

The price of our common stock may be volatile, which substantially increases the risk that you may not be able to sell your shares at or above the price that you may pay for the shares.

Our common stock is currently quoted on the OTC Bulletin Board under the trading symbol “EVCA.OB.” The market price of our common stock may be volatile. It may fluctuate significantly in response to the following factors:

●	variations in quarterly operating results;

●	our announcements of significant contracts and achievement of milestones;

●	our relationships with other companies or capital commitments;

●	additions or departures of key personnel;

●	sales of common stock or termination of stock transfer restrictions;

RISK FACTORS - continued

●	changes in financial estimates by securities analysts, if any; and

●	fluctuations in stock market price and volume.

Your inability to sell your shares during a decline in the price of our stock may increase losses that you may suffer as a result of your investment.

Our insiders beneficially own a significant portion of our stock, and accordingly, may have control over stockholder matters, the company’s business and management.

The percentage ownership information shown in the table below is calculated based on 61,125,500 shares of our common stock issued and outstanding as of December 31, 2009. We do not have any outstanding options, warrants or other securities exercisable for or convertible into shares of our common stock.

		Amount and Nature
Title of		of Beneficial
Class	Name of Beneficial Owner	Ownership	Percentage
Common	Dale Long,	14,963,500	24.48%
Stock	President, Chief Executive Officer and Director
Common	Nikolay Frolov	7,495,000	12.26%
Stock	Chief Financial Officer, Treasurer and Director
Common	Scott O'Neal	14,968,700	24.49%
Stock	Chief Operating Officer, Secretary, Vice President and Director
Common	Edouard Prous	14,982,300	24.51%
Stock	Chief Technical Officer, Vice President and Director

	All Officers and Directors as a Group	52,409,500	85.74%

	Total shares outstanding	61,125,500

As a result, our executive officers, directors and affiliated persons will have significant influence to:

●	elect or defeat the election of our directors;

●	amend or prevent amendment of our articles of incorporation or bylaws;

●	effect or prevent a merger, sale of assets or other corporate transaction; and

●	affect the outcome of any other matter submitted to the stockholders for vote.

Moreover, because of the significant ownership position held by our insiders, new investors will not be able to effect a change in the Company’s business or management, and therefore, shareholders would be subject to decisions made by management and the majority shareholders.

In addition, sales of significant amounts of shares held by our directors and executive officers, or the prospect of these sales, could adversely affect the market price of our common stock. Management’s stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

Purchasers in this offering will experience immediate and substantial dilution.

The public offering price of our common stock pursuant to this Prospectus will be substantially higher than the pro forma net tangible book value per share of our common stock immediately after this offering. Therefore, if you purchase our common stock in this offering, you will incur an immediate dilution of $0.006 per share, which represents the difference between our net tangible book value per share after this offering and the price you paid, based upon the assumed public offering price of $0.04 per share of common stock and the net tangible book value and shares outstanding as of March 31, 2010. In addition, if we raise funds by issuing additional securities, the newly issued securities may further dilute your ownership interest.

RISK FACTORS - continued

The sale of securities by us in any equity or debt financing could result in dilution to our existing stockholders and have a material adverse effect on our earnings.

We are authorized to issue up to 180,000,000 shares of common stock, of which 72,330,500 shares are issued and outstanding. Our Board of Directors has the authority to cause us to issue additional shares of common stock, and to determine the rights, preferences and privilege of such shares, without consent of any of our stockholders. Any sale of common stock by us in a future private placement offering could result in dilution to the existing stockholders as a direct result of our issuance of additional shares of our capital stock. In addition, our business strategy may include expansion through internal growth by acquiring complementary businesses, acquiring or licensing additional brands, or establishing strategic relationships with targeted customers and suppliers. In order to do so, or to finance the cost of our other activities, we may issue additional equity securities that could dilute our stockholders’ stock ownership. We may also assume additional debt and incur impairment losses related to goodwill and other tangible assets, and this could negatively impact our earnings and results of operations.

If securities or industry analysts do not publish research or reports about our business, or if they downgrade their recommendations regarding our common stock, our stock price and trading volume could decline.

The trading market for our common stock may be influenced by the research and reports that industry or securities analysts publish about us or our business. If any of the analysts who cover us downgrade our common stock, our common stock price would likely decline. If analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our common stock price or trading volume to decline.

If we continue to fail to maintain an effective system of internal controls, we might not be able to report our financial results accurately or prevent fraud; in that case, our stockholders could lose confidence in our financial reporting, which could negatively impact the price of our stock.

Effective internal controls are necessary for us to provide reliable financial reports and prevent fraud. In addition, Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, requires us to evaluate and report on our internal control over financial reporting for all our current operations.. The process of implementing our internal controls and complying with Section 404 will be expensive and time - consuming, and will require significant attention of management. We cannot be certain that these measures will ensure that we implement and maintain adequate controls over our financial processes and reporting in the future. Even if we conclude, and our independent registered public accounting firm concurs, that our internal control over financial reporting provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles, because of its inherent limitations, internal control over financial reporting may not prevent or detect fraud or misstatements. Failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations. If we or our independent registered public accounting firm discover a material weakness or a significant deficiency in our internal control, the disclosure of that fact, even if quickly remedied, could reduce the market’s confidence in our financial statements and harm our stock price. In addition, a delay in compliance with Section 404 could subject us to a variety of administrative sanctions, including ineligibility for short form resale registration, action by the Securities and Exchange Commission, and the inability of registered broker-dealers to make a market in our common stock, which could further reduce our stock price and harm our business.

Because we do not intend to pay any dividends on our common stock, holders of our common stock must rely on stock appreciation for any return on their investment.

There are no restrictions in our Articles of Incorporation or Bylaws that prevent us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend we would not be able to pay our debts as they become due in the usual course of business; or our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution. We have not declared or paid any dividends on our common stock since our inception, and we do not anticipate paying any such dividends for the foreseeable future. Accordingly, holders of our common stock will have to rely on capital appreciation, if any, to earn a return on their investment in our common stock.

The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain qualified members for our Board of Directors.

As a public company, we are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Sarbanes-Oxley Act. The requirements of these rules and regulations increase our legal, accounting and financial compliance costs, may make some activities more difficult, time-consuming and costly and may also place undue strain on our personnel, systems and resources.

 RISK FACTORS - continued

In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, we will need to expend significant resources and provide significant management oversight. We have a substantial effort ahead of us to implement appropriate processes, document our system of internal control over relevant processes, assess their design, remediate any deficiencies identified and test their operation. As a result, management’s attention may be diverted from other business concerns, which could harm our business, operating results and financial condition. These efforts will also involve substantial accounting-related costs.

Our financial results could vary significantly from quarter to quarter and are difficult to predict.

Our revenues and operating results could vary significantly from quarter to quarter because of a variety of factors, many of which are outside of our control. As a result, comparing our operating results on a period-to-period basis may not be meaningful. In addition, we may not be able to predict our future revenues or results of operations. We base our current and future expense levels on our internal operating plans and sales forecasts, and our operating costs are to a large extent fixed. As a result, we may not be able to reduce our costs sufficiently to compensate for an unexpected shortfall in revenues, and even a small shortfall in revenues could disproportionately and adversely affect financial results for that quarter. Individual products and services represent meaningful portions of our revenues and net loss in any quarter. We may incur significant or unanticipated expenses when licenses are renewed.

In addition to other risk factors discussed in this section, factors that may contribute to the variability of our quarterly results include:

●	the number of new products and services released by us and our competitors;

●	the amount we reserve against returns and allowances;

●	the timing of release of new products and services by us and our competitors, particularly those that may represent a significant portion of revenues in a period;

●	the popularity of new products and services, and products and services released in prior periods;

●	the timing of charges related to impairments of goodwill, intangible assets, royalties and minimum guarantees;

●	changes in pricing policies by us or our competitors;

●	fluctuations in the size and rate of growth of overall consumer demand for our products and services;

●	strategic decisions by us or our competitors, such as acquisitions, divestitures, spin-offs, joint ventures, strategic investments or changes in business strategy;

●	our success in entering new geographic markets;

●	foreign exchange fluctuations;

●	accounting rules governing recognition of revenue;

●	the timing of compensation expense associated with equity compensation grants; and

●	decisions by us to incur additional expenses, such as increases in marketing or research and development.

As a result of these and other factors, our operating results may not meet the expectations of investors or public market analysts who choose to follow our company. Our failure to meet market expectations would likely result in decreases in the trading price of our common stock.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements and information relating to our business that are based on our beliefs as well as assumptions made by us or based upon information currently available to us. These statements reflect our current views and assumptions with respect to future events and are subject to risks and uncertainties. Forward-looking statements are often identified by words like: “believe,” “expect,” “estimate,” “anticipate,” “intend,” “project” and similar expressions or words which, by their nature, refer to future events. In some cases, you can also identify forward-looking statements by terminology such as “may,” “will,” “should,” “plans,” “predicts,” “potential” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled Risk Factors beginning on page 5, that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. In addition, you are directed to factors discussed in the Management’s Discussion and Analysis of Financial Condition and Results of Operation section beginning on page 33, and the section entitled “Our Business” beginning on page 22, and as well as those discussed elsewhere in this prospectus. Other factors include, among others: general economic and business conditions; industry capacity; industry trends; competition; changes in business strategy or development plans; project performance; availability, terms, and deployment of capital; and availability of qualified personnel.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS - continued

These forward-looking statements speak only as of the date of this prospectus. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, or achievements. Except as required by applicable law, including the securities laws of the United States, we expressly disclaim any obligation or undertaking to disseminate any update or revisions of any of the forward-looking statements to reflect any change in our expectations with regard thereto or to conform these statements to actual results.

TAX CONSIDERATIONS

We are not providing any tax advice as to the acquisition, holding or disposition of the securities offered herein. In making an investment decision, investors are strongly encouraged to consult their own tax advisor to determine the U.S. federal, state and any applicable foreign tax consequences relating to their investment in our securities.

USE OF PROCEEDS

We estimate that we will receive approximately $2,430,000 in net proceeds from the sale of 61,225,000 shares of common stock in this offering, based on an assumed public offering price of $0.04 per share and after deducting estimated offering expenses of $19,000.

Our current estimate of the use of the net proceeds from this offering is as follows:

Approximate Allocation of Net Proceeds
Inventory acquisition	$1,000,000
New locations	400,000
Debt pay-off	600,000
Working capital and general corporate purposes	430,000
Total	$2,430,000

PRICE RANGE OF COMMON STOCK

Our common stock is listed for trading on the OTC Bulletin Board under the symbol “EVCA.OB.” The market for our common stock has often been sporadic, volatile and limited. The closing sales price of our common stock on the OTC Bulletin Board on July 22, 2010 was $0.04 per share.

The following table sets forth, for the periods indicated, the high and low bid quotations for our common stock as reported by the OTC Bulletin Board. The prices reflect inter-dealer quotations, without retail mark-up, markdown or commissions, and may not represent actual transactions.
Period	High	Low

December 15, 2009 - December 31, 2009	$0.510	$0.080
January 1, 2010 - March 31, 2010	$0.515	$0.090
April 1, 2010 - June 30, 2010	$0.390	$0.030

PRICE RANGE OF COMMON STOCK - continued

Holders of Common Stock.

On July 22, 2010, we had approximately 173 common stockholders of record. There were also an undetermined number of holders who hold their stock in nominee or “street” name.

DIVIDEND POLICY

Since our inception, we have not declared or paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our Board of Directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

CAPITALIZATION

The following table sets forth our short-term debt, long-term debt and capitalization as of March 31, 2010:

●	on an actual basis; and

●
on a pro forma as adjusted basis to reflect the estimated net proceeds we will receive from the sale of 61,225,000 shares of common stock offered by us at an assumed public offering price of $0.04 per share, after deducting estimated offering expenses payable by us of approximately $19,000.

	As of March 31, 2010
	Actual	Pro Forma, as Adjusted(1)
	(Unaudited)

Short-term debt	$613,254	$13,254
Long-term debt	0	0
Capitalization (64,129,500 shares times $0.10 - closing price on March 31, 2010)	6,412,950

This table should be read with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes appearing elsewhere in this Prospectus.

DILUTION

Purchasers of common stock in this offering will suffer immediate dilution to the extent of the difference between the public offering price per share of our common stock and the net tangible book value per share of our common stock immediately after the completion of this offering. Dilution results from the fact that the per share offering price of the common stock is substantially in excess of the book value per share attributable to the existing stockholders for the presently outstanding stock.

The net tangible book value of our common stock on March 31, 2010 was ($247,100) or ($0.004) per share of common stock. Net tangible book value per share is calculated by subtracting our total liabilities from our total tangible assets, which is total assets less intangible assets of $1,135,887, and dividing this amount by the number of shares of our common stock outstanding on March 31, 2010 before giving retroactive effect to this offering.

After giving effect to the sale by us of 61,225,000 shares of common stock in this offering at the assumed public offering price of $0.040 per share, and after deducting our estimated offering costs, our pro forma as adjusted net tangible book value as of March 31, 2010 would have been $2,182,900, or $0.034 per share of our common stock. This represents an immediate increase in net tangible book value of $0.038 per share to our existing stockholders and an immediate dilution of $0.006 per share to new investors purchasing shares in this offering.

The following table illustrates this dilution to new investors on a per share basis:

AssumAssumed Public offering price per share		$0.040
Net tangible book value per share as of March 31, 2010	$(0.004)
Increase per share attributable to this offering	0.038

Pro fo Pro forma as adjusted net tangible book value per share after this offering	0.034
Diluti Dilution in net tangible book value per share to new investors	$0.006

DILUTION - continued

The number of shares of our common stock to be outstanding after this offering is based on 64,129,500 shares of common stock outstanding as of March 31, 2010, and does not include 8,201,000 additional shares of common stock issued after that date;

In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible securities, the issuance of these securities could result in further dilution to our stockholders.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

The following discussion of our financial condition and results of operation should be read in conjunction with the financial statements and related notes that appear elsewhere in this prospectus. This discussion contains forward-looking statements and information relating to our business that reflect our current views and assumptions with respect to future events and are subject to risks and uncertainties, including the risks in the section entitled Risk Factors beginning on page 8, that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

These forward-looking statements speak only as of the date of this prospectus. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, or achievements. Except as required by applicable law, including the securities laws of the United States, we expressly disclaim any obligation or undertaking to disseminate any update or revisions of any of the forward-looking statements to reflect any change in our expectations with regard thereto or to conform these statements to actual results.

Our financial statements are stated in United States Dollars (US$) and are prepared in accordance with accounting principles generally accepted in the United States.

Overview

EVCARCO, Inc is a development stage company that was incorporated on October 14, 2008 in the State of Nevada.  We have begun our business operations and we currently have minimal revenue and no significant assets, as a result, we face substantial liquidity risk and uncertainty, near-term and otherwise, which threatens our ability to continue.  EVCARCO, Inc has never declared bankruptcy, has never been in receivership, and has never been involved in any illegal action or proceedings.

Since becoming incorporated, EVCARCO, Inc has not made any significant purchases or sale of assets, nor has it been involved in any mergers, acquisitions or consolidations. EVCARCO, Inc is not a blank check registrant as that term is defined in Rule 419(a) (2) of Regulation C of the Securities Act of 1933, since it has a specific business plan or purpose.

Neither EVCARCO, Inc nor its officers, directors, promoters, or affiliates has had preliminary contact or discussions with, nor do we have any present plans, proposals, arrangements, or understandings with any representatives of the owners of any business or company regarding the  possibility of an acquisition or merger.

Plan of Operation

Over the next twelve months, we will concentrate on the following six areas to grow our operations:

●	Capital and Funding – Seek to obtain capital from all available sources.

●
Advertising and Marketing – Work with TKMG, LLC to develop brand identity, marketing materials, and our web site. Utilize all available marketing venues and public relations opportunities to promote the Company and its products.

●	Sales – Grow sales to 45-50 new cars, and 125-175 pre-owned cars per quarter.

●	Product Development – Continue to work with existing manufacturers and new manufacturers.

●
Franchise Development – Begin marketing the EVCARCO franchise concept and licensing of Company’s Trademarks, with the short term objective of securing several territories and establishing five to ten Dealer Development Candidates during 2010. Several candidates in various states have already been identified for dealer development.

●
Product Research and Development – Continue working on identifying and testing products and vehicles from U.S. companies, as well as foreign manufacturers, which can provide cleaner, safer, faster, and more economical forms of transportation, by utilizing the latest developments in the alternative fuel area

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION - continued

Maintaining an adequate inventory of automobiles requires significant capital.  Given the Company’s liquidity limitations its inventory levels may be adversely impacted.

Operating Environment

The Company continues to operate in a tough economic climate, tight equity and credit markets, which caused significant decline in automobile sales and put many dealers out of business. This challenging operating environment also presents tremendous opportunity for our concept: decrease in competition, rise of fuel prices, consumers becoming more cost conscious, and environmental issues gaining a lot of traction, are making our products a lot more attractive alternative to traditional transportation solutions.

Operating Results

Since inception through March 31, 2010, we have generated revenues of $1,082,599 and incurred cumulative net losses of $1,719,303.

Limited financial resources have affected our ability to acquire inventory. A majority of our gross revenues since inception have come from wholesale operations, with quick turnaround, but very low margins. Margins on the sales of new electric vehicles have been significant, and show a lot of promises for the future.

Liquidity and Capital Resources

As of March 31, 2010, the Company had no significant cash reserves or other liquid assets.

Meeting future liquidity needs will require sales of dealership franchises, as well as income from new and pre-owned auto sales and service. We estimate it will take an estimated $165,000 per Company dealership location in addition to a line of credit of $1.2 Million for floor plans at each location. This means as a company in an early stage of development, our ability to proceed with our plan of operation will continually be a function of our ability to raise sufficient capital to continue our operations.

We do not currently have any arrangements for financing and we can provide no assurance to investors we will be able to find such financing. There can be no assurance that additional financing will be available to us, or on terms that are acceptable. Consequently, we may not be able to proceed with our intended business plans or complete the development and commercialization of our product.

Going Concern Consideration

Our independent auditors included an explanatory paragraph in their report on the accompanying financial statements expressing concerns about our ability to continue as a going concern. Our financial statements contain additional note disclosures describing the circumstances that lead to this disclosure by our independent auditors.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Critical Accounting Policies

The preparation of our financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosures about contingent assets and liabilities. We base these estimates and assumptions on historical experience and on various other information and assumptions that are believed to be reasonable under the circumstances. Estimates and assumptions about future events and their effects cannot be perceived with certainty and, accordingly, these estimates may change as additional information is obtained, as more experience is acquired, as our operating environment changes and as new events occur.  Our critical accounting polices are listed in the notes to our audited financial statements included in  of this Registration Statement.

BUSINESS DESCRIPTION

Overview

EVCARCO, Inc. was formed to sell environmentally conscious automobiles through automotive dealerships it establishes, owns and manages as well as sell franchises for its dealerships in multiple cities throughout the U.S. The Company will offer both new electric and pre-owned vehicles, along with the traditional related services including financing, warranties, and maintenance and mechanical work. The first Company owned location is in Fort Worth, Texas and was started in December of 2008. The second Company owned location was opened in May of 2010, in Dallas, Texas. Currently available products are from Wheego Electric Cars, Inc., manufactured in the US, and The Tazzari Group, produced in Italy. Executives in the Company have experience in the automobile industry managing large dealerships in the Dallas, Fort Worth, and North Texas regions.

BUSINESS DESCRIPTION - continued

Products and Services

EVCARCO‘s business model for automotive dealerships is intended to provide customers with quality, eco-friendly, and alternative-fuel vehicles, with an emphasis on performance, safety, affordability, and superior service. The Company already has established its first dealership at its Company headquarters in Fort Worth, Texas and is establishing its second location in Dallas, Texas which will then serve as the Company’s headquarters.

EVCARCO intends to initially establish company-owned dealerships in other Texas markets, including Houston, Austin, and San Antonio. The Company is also offering franchise dealerships in major markets across the country, initially focusing in the South and Southeast. The rate of expansion of company and franchise locations will largely depend on market acceptance of the new products and availability of capital. EVCARCO dealerships will offer the latest new electric vehicles, multiple pre-owned car brands that utilize various green technologies, such as electric, hydrogen, and compressed natural gas, and a small portion of regular preowned cars. Other products and services will include financing, warranties, maintenance, and mechanical services. Some automobiles being sold by the Company are restricted by states to maximum speeds and streets with certain maximum speed limits due to their sale being pursuant to an exemption from certain Department of Transportation (“DOT”) safety requirements. Also, certain automobiles that are not subject to these  restrictions are being sold from manufacturers without certain DOT safety standards being certified as having been met, based on an ability to manufacture and sell a limited number of models while the DOT certification is being obtained. These limitations may restrict the market for the models the Company offers, or limit the volume of models available to be sold.

The following is a limited list of manufactures, whose products we sell, or intend to sell in the near future:

●
Wheego Electric Cars, Inc. - manufactures Wheego Whip, fully electric car, currently certified as Low Speed Vehicle (LSV), capable of traveling 40 miles on a single charge, with a base model delivered retail price of $19.995.  Wheego wants to make the best electric cars in the world and educate everyone as to the practical benefits of owning and driving one.  EVCARCO is offering Wheegos under exclusive authorized dealership contract for Tarrant Country, Texas and has options on other territories in several states.

·●
The Tazzari Group - manufactures ZERO, currently a LSV, an Italian electric urban sports vehicle, powered by the latest generation lithium batteries. Depending on the driving mode, ZERO has a range of up to 80 miles and starts at $31,000.  Tazzari’s mission is to provide the very best technology and quality at a really competitive price for a vehicle that is totally innovative and without peers in the field of ecological mobility - a trailblazer in the new age of lithium powered electric drive.  Currently, EVCARCO is the exclusive dealer of ZERO in the US.

●
EnVision Motor Company, Inc. - the exclusive distributor for Electric Motor Cars family of all electric vehicles, which include a 7 passenger station wagon, a cargo van, and a pick-up truck.  Production is scheduled to begin in the next few months, with the estimated price between $35,000 and $40,000.   EVCARCO is a non-exclusive authorized dealer of EMC products, and is in current negotiations regarding exclusive distribution rights for several states.

●
Venta, Inc. - operates with the goal of discovering and distributing environmentally friendly automotive products. It currently has distribution contracts for Tazzari and Foton vehicles, with many others in the works.  Venta and EVCARCO work closely on brining new electric vehicles to US market.

●
Green Vehicles - manufactures fully electric vehicles for many lifestyles. Models include the Triac™, a freeway commuter; the Moose™, a van that retails for $16,995; and the Buckshot™, a heavy-duty work truck with a best-in-class 1/2 ton payload capacity, retailing for $23,995.  We are currently in negotiations to finalize the agreement with this manufacturer.

●
RONN Motor Company, Inc. - developed Scorpion HX™, hydrogen fuel injected hybrid vehicle. Estimated price for this exotic sports car is $250,000.  Full production is scheduled to begin at the end of April, 2010.  Their other products, H2GO™ real time hydrogen generation system and RonnZoil™ line of biodegradable lubricants will be available for sale in the near future.  EVCARCO has signed a memorandum of understanding with RMC, and is working to finalize the agreement for retail sales of their products.

●
Coulomb Technologies Charging Stations - Coulomb Technologies provides networked charging stations for the electric vehicles.  Coulomb offers 24/7 service and support for all of its stations as well as a Network Operating System that provides a smart charging infrastructure.  EVCARCO is an authorized dealer of Coulomb products.

BUSINESS DESCRIPTION - continued

Strategic Marketing Plan

Our overall marketing objective is to drive rapid market penetration of EVCARCO products, establishing us in the marketplace with high quality electric new cars and hybrid pre-owned vehicles. We will establish our branding as an environmentally responsible automobile dealership.

There are five (5) key phases to the strategy in which EVCARCO intends to penetrate the marketplace:

●	Launch EVCARCO franchises, with new electric vehicles and pre-owned operations.

●	Establish EVCARCO through branding the Company as eco-friendly by use of:
	-	Billboards and other outside advertising
-	Internet sales and advertising
-	Industry specific magazines and articles
-	Involve local media by using the Go Green campaign
-	Join and sponsor environmental clubs and groups, plus participate in their community activities
-	Get involved in political issues which support the environment

●	Set up outside dealership displays and events to create awareness of the product capabilities:
	-	Ride and Drive events
-	Kiosk in malls with information
-	Exposure through daily use of vehicles

●	Develop Green projects and sustainable transportation programs with various governmental entities, non-profit and educational organizations.

●	Aggressively market its brand through social media, online strategic partnerships, and search engine optimization.

Market Analysis

Hybrid Vehicles

According to R.L. Polk, registrations for new hybrid vehicles totaled 315,668 in 2008, down slightly from 2007 but still a 3,270% increase from 2000.  Sales of hybrids show strong correlation with the price of gasoline.  With the predicted rise in oil prices, due to growing global demand, future of these vehicles remains optimistic.  In 2008, hybrids comprised 2.8 percent of all vehicles in North America, that number is expected to raise to 5.3 percent by 2012.  Although, some experts believe, that hybrid vehicles are only a stepping stone on the path toward even cleaner and more energy efficient cars, powered completely by electricity, fuel cells and other developing technologies.

Electric Vehicles

In 2006, a documentary titled “Who Killed the Electric Car” was released as an expose of the various forces that brought about the demise of the General Motors (“GM”) EV1. The EV1 was introduced to consumers in California in the 1990s, and enjoyed strong consumer demand before vanishing from the market and the media. This film brought the electric car back to the forefront of environmentally conscious Americans, who began searching for electric vehicle options once again.

Current U.S. Administration announced plans for significant financial support for development of fuel-efficient vehicles, as well as advanced electric and hybrid batteries.

Most existing car manufacturers have electric cars in their production plans.  Some of the models have already been announced for upcoming years: BMW Megacity, BYD E6, Coda (Electric Sedan), Ford Focus EV and Transit Connect Electric, Mercedes BlueZero, Mini E, Mitsubishi iMiEV, Nissan Leaf, Pininfarina Blue Car, Renault Fluence, Smart ED, Subaru R1E, Toyota FT-EV, Tesla Model S.

Compressed Natural Gas (“CNG”)

Currently, the only production CNG vehicle available is the Honda Civic GX; however, several companies sell aftermarket conversion kits for cars and trucks. The U.S. Environmental Protection Agency has stated that CNG is the cleanest internal-combustion technology available. Attributes include:

BUSINESS DESCRIPTION - continued

●	Reduction of carbon monoxide emissions of 90 to 97 percent
●	Reduction of carbon dioxide emissions of 25 percent
●	Reduction of nitrogen oxide emissions of 35 to 60 percent
●	Potential reduction of non-methane hydrocarbon emissions of 50 to 75 percent
●	Emission of fewer toxic and carcinogenic pollutants
●	Emission of little or no particulate matter
●	Elimination of evaporative emissions

Competition

The Company’s franchise model will be deployed so that it faces minimal competition in each of its markets. However, the Company will face competition from electric carmakers sold through other dealers. Some of these are major players in the automotive industry (GM, Nissan, and others), while others are small companies that have hit upon the correct formula of price, performance, and features to make consumers demand their cars.

Competitive Advantage

EVCARCO believes that its competitive advantages include:

●	The Company is the first automotive retail group dedicated to opening car dealerships that only sell eco-friendly vehicles
●	Management team has more than 45 years of combined experience in sales, service, ownership, and management of multiple automobile dealerships
●	Selling products that use the most advanced clean technologies available
●	Offering multiple brands with selections of both new and pre-owned electric vehicles and other environmentally friendly vehicles

●	Establishing multiple sources of operating revenue
●	Creative marketing tactics that will reach a large segment of customers

Sources and Availability of Products and Supplies

Currently the company has access to an adequate supply of products, from various manufacturers.  These companies and their products are new, not well established, and are a subject to significant risk and uncertainty.

The Company believes that due to the number of manufacturers who are trying to develop alternative fuel products and constant progress in new technologies and new entrants to the market, loss of one or several sources will not have significant negative impact on our operations.

Dependence on One or A Few Major Customers

We do not anticipate dependence on one or a few major customers into the foreseeable future.

Patents, Trademarks, Licenses, Franchise Restrictions and Contractual Obligations & Concessions

We own, and have registered the following marks on the Principal Register of the United States Patent and Trademark Office.

MARK	REGISTRATION NO.	REGISTRATION DATE
EVCARCO (standard characters)	3812043	June 29, 2010
EV-CAR-CO (standard characters)	3808446	June 22, 2010
EV-CAR-CO (stylized design)	3808448	June 22, 2010
FUTURE DRIVEN (standard characters)	3808447	June 22, 2010

Currently, there are no pending infringement, opposition, or cancellation proceeding or any pending material litigation involving the Marks. There are no agreements currently in effect, which significantly limit our rights to use or license the use of the Marks in any material manner. We are not aware of any superior prior rights or infringing uses of the Marks in any state.

BUSINESS DESCRIPTION - continued

Regulations

We operate in a highly regulated industry. A number of state and federal laws and regulations affect our business. In every state in which we operate, we must obtain dealer licenses issued by state regulatory authorities. Federal regulations and a lot of states require franchise or business opportunity registrations. Numerous laws and regulations govern our conduct of business, including those relating to our sales, operations, financing, insurance, advertising, and employment practices. These laws and regulations include state franchise laws and regulations, consumer protection laws, privacy laws, escheatment laws, anti-money laundering laws, and other extensive laws and regulations applicable to new and used motor vehicle dealers, as well as a variety of other laws and regulations. These laws also include federal and state wage-hour, anti-discrimination, and other employment practices laws.

Furthermore, we expect that new laws and regulations, particularly at the federal level, in the labor and employment, health care, environmental, and consumer protection areas may be enacted that could also affect our business.

Safety, required gas mileage regulations, and state lemon laws, while affecting the automobile industry generally, could have an increased impact on the Company due to its size and limited scope of automobiles intended to be sold.  Additionally many of the automobiles offered by the Company are subject to state LSV regulations, which vary by state.

Reports to Security Holders

As a reporting company, we are required to file reports with the SEC pursuant to the Securities Exchange Act of 1934, as amended. These reports include annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. You may obtain copies of these reports from the SEC’s Public Reference Room at 100 F Street, NE., Washington, DC 20549, on official business days during the hours of 10 a.m. to 3 p.m. or on the SEC’s website, at www.sec.gov. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

We will also make these reports available on our website.

MANAGEMENT

Directors and Executive Officers of Registrant

The name, age and position of each of our directors and executive officers as of December 31, 2009 are as follows:

Name	Age	Position
Dale Long	49	President, Chief Executive Officer and Director
Nikolay Frolov	37	Chief Financial Officer, Treasurer and Director
Scott O'Neal	39	Chief Operating Officer, Secretary, Vice President and Director
Edouard Prous	34	Chief Technology Officer, Vice President and Director

Mr. Dale Long is our President, Chief Executive Officer and Director. He has served in these capacities since we were incorporated on October 14, 2008. Mr. Long is the founder and CEO of EVCARCO, Inc. With over 20 successful years in the auto industry, Mr. Long devoted the past two years to researching a plausible business model for a new automobile franchise that could deliver viable eco-friendly, alternative fuel vehicles to customers at reasonable prices, without sacrificing quality, safety or performance. He fulfilled his vision in 2008 when he launched EVCARCO. Mr. Long has been the managing partner and general manager for Executive Imports, a highline pre owned auto dealership in Dallas, Texas. From 2000 to 2004, Mr. Long was the general sales manager for Huffines Auto Group, Inc. and the new car sales director for Dallas Dodge and Group One, Inc. From 2000 to 2002, Mr. Long was the director of training and development for Park Place Auto Group, where he developed a standardized training policy, procedures, and manual for the entire dealership group for Houston, Dallas, Plano, Euless, and Grapevine, Texas. Mr. Long served in the United States Army Aviation Branch as a Commissioned Officer from 1979 to 1987 when he resigned with honors.

Mr. Nikolay Frolov, CPA, is our Chief Financial Officer, Treasurer and Director. He has served in these capacities since we were incorporated on October 14, 2008. Mr. Frolov has over 15 years of experience in accounting. Before joining EVCARCO in 2008 as the CFO, Mr. Frolov was the assistant controller for Romacorp, Inc.  Prior to this role, Mr. Frolov was a manager for Travis, Wolff & Co., LLP. Mr. Frolov was a senior consultant with Taylor and Taylor, LLP from 1994-2006. Mr. Frolov graduated with honors from the University of Texas at Arlington with Bachelor’s and Master’s degrees in Accounting.

Mr. Scott O’Neal is our Chief Operating Officer, Secretary, Vice President and Director. He has served in these capacities since we were incorporated on October 14, 2008. Mr. O’Neal oversees sales and manufacturer relations for EVCARCO. With over 20 years of experience in the auto industry, Mr. O’Neal began in the auto business in 1988, working at family dealerships in Fort Worth, Texas. In 1995, he joined New Toyota Franchise Dealership as the fleet sales manger, achieving multiple Toyota Gold Sales Society Awards, Toyota’s top sales award. During the last ten years, Mr. O'Neal owned and operated independent car dealerships and other successful companies. Since 2006, Mr. O’Neal has helped launch companies such as Fireman’s Contractors and EVCARCO, for which he continues to serve as COO, advisor, and investor.

MANAGEMENT - continued

Mr. Edouard Prous is our CTO, Vice President of International Operations and Distribution, and Director. He has served in these capacities since we were incorporated on October 14, 2008. Mr. Prous, a Russian native, has extensive experience in international business and the auto industry. Prior to joining EVCARCO in 2008, Mr. Prous founded and ran Ace Plus, Inc. From 2001 to 2006, Mr. Prous served as COO of ONPRO, Inc. Mr. Prous has also been the COO of Auto Solutions, Inc. He started his career at Accurate Auto Group, where he served as vice president from 1995-1999.

Board Composition

Our Bylaws provide that the Board of Directors shall consist of one or more members, but not more than nine, and that our shareholders shall determine the number of directors at each regular meeting. Each director serves for a term that expires at the next regular meeting of the shareholders or until his successor is elected and qualified.

Committees of the Board of Directors

Due to our size, limited operating history and financial conditions we do not presently have a separately constituted audit committee, compensation committee, nominating committee, executive committee or any other committees of our Board of Directors. Our entire Board of Directors acts as our audit committee and handles matters related to compensation and nominations of directors. We do not have an audit committee “financial expert.”

Potential Conflicts of Interest

Since we do not have an audit or compensation committee comprised of independent directors, the functions that would have been performed by such committees are performed by our directors. Thus, there is a potential conflict of interest in that our directors and officers have the authority to determine issues concerning management compensation and audit issues that may affect management decisions. We are not aware of any other conflicts of interest with any of our executives or directors.

Director Independence

We are not subject to listing requirements of any national securities exchange or national securities association and, as a result, we are not at this time required to have our board comprised of a majority of “independent directors.” Our determination of independence of directors is made using the definition of “independent director” contained in Rule 4200(a)(15) of the Marketplace Rules of the NASDAQ Stock Market (“NASDAQ”), even though such definitions do not currently apply to us because, we are not listed on NASDAQ. We have determined that none of our directors currently meet the definition of “independent” as within the meaning of such rules as a result of their current positions as our executive officers.

Significant Employees

We have no significant employees other than the executive officers described above.

Family Relationships

There are no familial relationships among any of our officers and directors.

Involvement in Certain Legal Proceedings

No director, person nominated to become a director, executive officer, promoter or control person of our company has, during the last five years: (i) been convicted in or is currently subject to a pending a criminal proceeding (excluding traffic violations and other minor offenses); (ii) been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to any federal or state securities or banking or commodities laws including, without limitation, in any way limiting involvement in any business activity, or finding any violation with respect to such law, nor (iii) any bankruptcy petition been filed by or against the business of which such person was an executive officer or a general partner, whether at the time of the bankruptcy or for the two years prior thereto.

MANAGEMENT - continued

Stockholder Communications with the Board

We have not implemented a formal policy or procedure by which our stockholders can communicate directly with our Board of Directors or make nominations to the Board of Directors. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the Board of Directors or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. We believe that we are responsive to stockholder communications, and therefore have not considered it necessary to adopt a formal process for stockholder communications with our Board. During the upcoming year, our Board will continue to monitor whether it would be appropriate to adopt such a process.

Code of Ethics

As of the date of this Registration Statement, we had not adopted a Code of Ethics, which would include our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information with respect to compensation paid by us to our officers and directors for the fiscal years ended December 31, 2009 and 2008.

						Non-Equity	Non-qualified
						Incentive	Deferred	All
Name and				Stock	Option	Plan	Comp.	Other
Principal		Salary	Bonus	Awards	Awards	Comp.	Earnings	Comp.	Total
Position	Year	($)	($)	($)	($)	($)	($)	($)	($)
Dale Long,
President, CEO	2009	125,400	-	-	-	-	-	-	125,400
and Director	2008	2,000	-	-	-	-	-	-	2,000
Nikolay Frolov,
CFO, Treasurer	2009	48,000	-	-	-	-	-	-	48,000
and Director	2008	-	-	-	-	-	-	-	-
Scott O'Neal,
COO, Secretary	2009	120,200	-	-	-	-	-	-	120,200
VP and Director	2008	2,000	-	-	-	-	-	-	2,000
Edouard Prous,
CTO, VP and	2009	110,770	-	-	-	-	-	-	110,770
Director	2008	2,000	-	-	-	-	-	-	2,000

Amounts of compensation for 2009, reported in the table above, represent accrued compensation. The manner and timing of payments of the accrued compensation will depend on the future financial conditions of the Company.

Refer to the Notes to Financial Statements for more information.

Outstanding Equity Awards

On June 1, 2010, we adopted our 2010 Employees/Consultants Stock Compensation Plan (the “Plan”).  The Plan authorizes our Board of Directors to issue up to 6,000,000 shares of our common stock or options to certain qualified employees and/or consultants in accordance with the terms of the Plan. No individual grants of stock options or other equity incentive awards have been made to any executive officer or any director since our inception; however, on June 24, 2010, we issued 6,000,000 shares to a consultant for services rendered to us.

Employment Contracts, Termination of Employment, Change-in-Control Arrangements

We have not entered into any employment or other contracts or arrangements with our executive officers. There are no compensation plans or arrangements, including payments to be made by us, with respect to our officers, directors or consultants that would result from the resignation, retirement or any other termination of such directors, officers or consultants from us. There are no arrangements for directors, officers, employees or consultants that would result from a change-in-control.

EXECUTIVE COMPENSATION  - continued

Compensation of Directors

We have no formal plan for compensating our directors for their services in their capacity as directors. Directors are entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of our Board of Directors. The Board of Directors may award special remuneration to any director undertaking any special services on behalf of EVCARCO other than services ordinarily required of a director.

The following table summarizes all compensation awarded to, earned by or paid to our directors for all services rendered in all capacities to us for the fiscal years ended December 31, 2009 and 2008.

		Fees			Non-Equity	Non-qualified
		Earned			Incentive	Deferred	All
Name and		or Cash	Stock	Option	Plan	Comp.	Other
Principal		Paid	Awards	Awards	Comp.	Earnings	Comp.	Total
Position	Year	($)	($)	($)	($)	($)	($)	($)
Dale Long,
President, CEO	2009	0-	0-	0-	0-	0-	0-	0-
and Director	2008	0-	0-	0-	0-	0-	0-	0-
Nikolay Frolov,
CFO, Treasurer	2009	0-	0-	0-	0-	0-	0-	0-
and Director	2008	0-	0-	0-	0-	0-	0-	0-
Scott O'Neal,
COO, Secretary	2009	0-	0-	0-	0-	0-	0-	0-
VP and Director	2008	0-	0-	0-	0-	0-	0-	0-
Edouard Prous,
CTO, VP and	2009	0-	0-	0-	0-	0-	0-	0-
Director	2008	0-	0-	0-	0-	0-	0-	0-

 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than the stock transactions discussed below, EVCARCO, Inc has not entered into any transaction nor are there any proposed transactions in which any director, executive officer, shareholder of the company or any member of the immediate family of any of the foregoing had or is to have a direct or indirect material interest.

Mr. Dale Long, Mr. Scott O’Neal, Mr. Edouard Prous, as officers and members of our Board of Directors, each purchased by subscription 15,000,000 shares of common stock from EVCARCO, Inc. on October 15, 2008 for $5,000, each. Mr. Nikolay Frolov, as officer and member of our Board of Directors, also purchased by subscription 1,500,000 shares of common stock from EVCARCO, Inc. on October 15, 2008 for $500, and 6,000,000 shares of common stock on October 27, 2009, for $2,000.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our common stock as of December 31, 2009 for (1) each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock; (2) each of our executive officers; (3) each of our directors; and (4) all of our executive officers and directors as a group.

We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws, and the address for each person listed in the table is c/o EVCARCO Inc., 7703 Sand Street, Fort Worth, Texas 76118.

The percentage ownership information shown in the table below is calculated based on 61,125,500 shares of our common stock issued and outstanding as of December 31, 2009. We do not have any outstanding options, warrants or other securities exercisable for or convertible into shares of our common stock.

PRINCIPAL STOCKHOLDERS - continued

		Amount and Nature
Title of		of Beneficial
Class	Name of Beneficial Owner	Ownership	Percentage
Common	Dale Long,	14,963,500	24.48%
Stock	President, Chief Executive Officer and Director
Common	Nikolay Frolov	7,495,000	12.26%
Stock	Chief Financial Officer, Treasurer and Director
Common	Scott O'Neal	14,968,700	24.49%
Stock	Chief Operating Officer, Secretary, Vice President and Director
Common	Edouard Prous	14,982,300	24.51%
Stock	Chief Technical Officer, Vice President and Director

	All Officers and Directors as a Group	52,409,500	85.74%

	Total shares outstanding	61,125,500

We are unaware of any contract or other arrangement the operation of which may at a subsequent date result in a change in control of our Company.

We do not have any issued and outstanding securities that are convertible into common stock. Other than the shares covered by the registration statement of which this prospectus is a part, we have not registered any shares for sale by security holders under the Securities Act. None of our stockholders are entitled to registration rights.

DESCRIPTION OF CAPITAL STOCK
Common Stock

Our authorized capital stock consists of 180,000,000 shares of common stock, par value $0.001 per share.

The holders of our common stock:

●	Have equal ratable rights to dividends from funds legally available therefore, when, as and if declared by our Board of Directors;

●	Are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;

●	Do not have pre-emptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and

●	Are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

The shares of common stock are not subject to any future call or assessment and all have equal voting rights. There are no special rights or restrictions of any nature attached to any of the common shares and they all rank at equal rate or “ pari passu,” each with the other, as to all benefits, which might accrue to the holders of the common shares. All registered stockholders are entitled to receive a notice of any general annual meeting to be convened by our Board of Directors.

At any general meeting, subject to the restrictions on joint registered owners of common shares, on a showing of hands every stockholder who is present in person and entitled to vote has one vote, and on a poll every stockholder has one vote for each shares of common stock of which he is the registered owner and may exercise such vote either in person or by proxy. To the knowledge of our management, at the date hereof, our officers and directors are the only persons to exercise control, directly or indirectly, over more than 10% of our outstanding common shares. See “Security Ownership of Certain Beneficial Owners and Management.”

We refer you to our Articles of Incorporation and Bylaws, copies of which were filed with the registration statement of which this prospectus is a part, and to the applicable statutes of the State of Nevada for a more complete description of the rights and liabilities of holders of our securities.

DESCRIPTION OF CAPITAL STOCK - continued

As of July 22, 2010, there were 72,330,500 shares of our common stock issued and outstanding.

Preferred Stock

Our Articles of Incorporation authorize the issuance of 15,000,000 shares of preferred stock with a par value of $0.001 per share. The terms of the preferred shares are at the discretion of the board of directors. Currently no preferred shares are issued and outstanding and have the following rights, preferences and privileges:

Ranking: Our Class A Preferred Stock (“Class A Stock”) ranks, as to dividends and upon liquidation, senior and prior to our comn stock, par value $0.001 per share (the “Common Stock”) and to all other classes or class of stock issued by the Issuer, except as otherwise approved by the affirmative vote or consent of the holders of a majority of the shares of outstanding Class A Stock.

Liquidation Rights. With respect to rights on liquidation, the Class A Stock shall rank senior and prior to our Common Stock and to all other classes or series of stock issued by CCII, except as otherwise approved by the affirmative vote or consent of the holders of at least a majority of outstanding Class A Stock.

Voting.  The Class A Stockholders shall be entitled to four (4) votes for each share of Class A Stock held on any matters requiring a shareholder vote of CCII.

Conversion.  Any Class A Stockholder shall have the right, at any time from the date of issuance, to convert any or all of its Class A Stock into 4 shares of fully paid and non-assessable shares of Common Stock for each share of Class A Stock so converted.

 Options, Warrants and Rights

There are no outstanding options, warrants, or rights to purchase any of our securities.

Non-cumulative Voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of our directors.

 Cash Dividends

As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our Board of Directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, into our business.

Transfer Agent

We have appointed the following transfer agent for our shares of common and preferred stock:

Olde Monmouth Stock Transfer Phone: (732) 872-2727 Fax: (732) 872-2728. The transfer agent is responsible for all record-keeping and administrative functions in connection with our issued and outstanding common stock.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering, based on our outstanding shares as of July 22, 2010, we will have outstanding an aggregate of 133,555,500 shares of our common stock. Of these shares, upon effectiveness of the registration statement of which this prospectus forms a part, the 61,225,000 shares covered hereby will be freely transferable without restriction or further registration under the Securities Act.

The 55,357,730 restricted shares of common stock to be outstanding after this offering are owned by our executive officers and directors, known as our “affiliates,” and other shareholders, and may not be resold in the public market except in compliance with the registration requirements of the Securities Act or under an exemption under Rule 144 of the Securities Act.

Rule 144

In general, under Rule 144 as currently in effect, a person who is not one of our affiliates and who is not deemed to have been one of our affiliates at any time during the three months preceding a sale and who has beneficially owned shares of our common stock that are deemed restricted securities for at least six months would be entitled after such six-month holding period to sell the common stock held by such person, subject to the continued availability of current public information about us (which current public information requirement is eliminated after a one-year holding period).

SHARES ELIGIBLE FOR FUTURE SALE - continued

A person who is one of our affiliates, or has been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned shares of our common stock that are deemed restricted securities for at least six months would be entitled after such six-month holding period to sell his or her securities, provided that he or she sells an amount that does not exceed 1% of the number of shares of our common stock then outstanding, or 1,335,555 shares immediately after this offering (or, if our common stock is listed on a national securities exchange, the average weekly trading volume of the shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale), subject to the continued availability of current public information about us, compliance with certain manner of sale provisions, and the filing of a Form 144 notice of sale if the sale is for an amount in excess of 5,000 shares or for an aggregate sale price of more than $50,000 in a three-month period.

Rule 144 is not available for resale of restricted securities of shell companies or former shell companies until one year elapses from the time that such company is no longer considered a shell company.

UNDERWRITING

We are not engaging an underwriter to assist us in this offering. This offering is being made solely through our officers and directors.

LEGAL MATTERS

We know of no existing or pending legal proceedings against us, nor are we involved as a plaintiff in any proceeding or pending litigation. There are no proceedings in which any of our directors, officers or any of their respective affiliates, or any beneficial stockholder, is an adverse party or has a material interest adverse to our interest. Our address for service of process in Nevada is Nevada Agency and Trust Company, 50 West Liberty Street, Reno, Nevada 89501.

EXPERTS

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the Company, nor was any such person connected with the Company as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

Our financial statements for the period from October 14, 2008 (inception) to December 31, 2009, included in this prospectus have been audited by Seale and Beers, CPAs, as set forth in their report included in this prospectus.

LEGAL REPRESENTATION

The validity of the issuance of the common stock offered hereby will be passed upon for us by The O’Neal Law Firm. P.C., included in the opinion letter filed as an exhibit to the Registration Statement of which this prospectus is a part.

WHERE YOU CAN FIND MORE INFORMATION

In accordance with the Securities Act of 1933, we are filing with the SEC a registration statement on Form S-1, of which this prospectus is a part, covering the securities being offering in this offering. As permitted by rules and regulations of the SEC, this prospectus does not contain all of the information set forth in the registration statement. For further information regarding both our Company and the securities in this offering, we refer you to the registration statement, including all exhibits and schedules, which you may inspect without charge at the public reference facilities of the SEC’s Washington, D.C. office, 100 F Street, N.E., Washington, D.C. 20549, on official business days during the hours of 10am and 3pm, and on the SEC Internet site at http:\\www.sec.gov. Information regarding the operation of the public reference rooms may be obtained by calling the SEC at 1-800-SEC-0330.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers or persons controlling us, we have been advised that it is the Securities and Exchange Commission’s opinion that such indemnification is against public policy as expressed in such act and is, therefore, unenforceable.

Item 1. Financial Statements

EVCARCO, INC.

INDEX TO FINANCIAL STATEMENTS

Financial Statements

Balance Sheets as of March 31, 2010 (Unaudited) and December 31, 2009	F-2

Statements of Operations for the Three Months Ended March 31, 2010 and 2009 (Unaudited) from Inception (October 14, 2008) to March 31, 2010 (Unaudited)	F-3

Statement of Stockholders' Equity from Inception (October 14, 2008) through March 31, 2010 (Unaudited)	F-4

Statements of Cash Flows for the Three Months Ended March 31, 2010 and 2009 (Unaudited) and from Inception (October 14, 2008) to March 31, 2010 (Unaudited)	F-5

Notes to Financial Statements	F-6 to F-7

EVCARCO, Inc.
(A Development Stage Company)
Balance Sheets

	March 31, 2010	December 31, 2009
	(Unaudited)
ASSETS

Current assets

Cash	$87,977	$48,634
Inventory (see Note 3)	188,106	10,546
Other receivables	19,900	4,213
Prepaid expenses (see Note 4)	1,141,444	136,667

Total current assets	1,437,427	200,060

Property and equipment, net	31,050	5,721
Other assets	33,564	3,252

TOTAL ASSETS	$1,502,041	$209,033

LIABILITIES AND STOCKHOLDERS' EQUITY/DEFICIT

Current liabilities

Accounts payable	$86,058	$18,739
Accrued expenses	42,691	30,726
Accrued interest (related parties)	449	334
Other payables	39,942	6,308
Notes payable (see Note 5)	88,910	88,910
Loans payable (related parties) (see Note 6)	355,204	271,280

Total current liabilities	613,254	416,297

Total liabilities	613,254	416,297

Commitments and contingencies (see Note 10)

Stockholders' equity/(deficit) (see Note 9)

15,000,000 shares Series A Special Preferred Convertible
Stock Authorized at $0.001/par value, none issued	-	-
180,000,000 shares Common Stock
Authorized at $0.001/par value
64,129,500, 61,125,500 and 52,659,000 shares
issued and outstanding, respectively	64,130	61,126
Additional paid-in capital	2,543,960	891,964
Deficit accumulated during development stage (see Note 8)	(1,719,303)	(1,160,354)

Total stockholders' equity/(deficit)	888,787	(207,264)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY/DEFICIT	$1,502,041	$209,033

The accompanying footnotes are an integral part of these financial statements.

EVCARCO, Inc.
(A Development Stage Company)
Statements of Operations

			Inception
	For the Three	For the Three	(October 14, 2008)
	Months Ended	Months Ended	Through
	March 31, 2010	March 31, 2009	March 31, 2010
	(Unaudited)	(Unaudited)	(Unaudited)

Revenues	$148,263	$74,880	$1,082,599

Total revenues	148,263	74,880	1,082,599

Cost of goods sold	147,593	88,076	1,086,571

Gross profit	670	(13,196)	(3,972)

Sales and marketing expenses	52,735	12,163	163,270
General and administrative expenses	465,694	144,361	1,393,798
Inventory adjustment	27,800	-	110,653
Depreciation and amortization	969	541	3,779

Total Operating expenses	547,198	157,065	1,671,500

Operating loss	(546,528)	(170,261)	(1,675,472)

Other income/(loss)
Interest income	21	192	310
Interest expense (related parties)	(2,843)	(359)	(8,704)
Interest expense	(9,599)	(1,308)	(35,437)

Total Other loss	(12,421)	(1,475)	(43,831)

Loss before taxes	(558,949)	(171,736)	(1,719,303)

Income tax (expense) benefit	-	-	-

Net loss	$(558,949)	$(171,736)	$(1,719,303)

Basic and diluted loss per share	(0.01)	(0.00)

Weighted average number of
common shares outstanding - basic and diluted	62,312,300	52,618,333

The accompanying footnotes are an integral part of these financial statements.

(A Development Stage Company)
Statement of Stockholders' Equity
Inception (October 14, 2008) Through March 31, 2010

				Deficit
				accumulated
			Additional	during the
	Common stock		paid-in	development
	Shares	Amount	capital	stage	Total

Founders' stock issued @ $0.0003/sh. Oct. 2008	46,500,000	$46,500	$(31,000)	$-	$15,500
Stock issued for services @ $0.0003/sh. Oct. 2008	5,100,000	5,100	(3,400)		1,700
Stock issued for cash @ $0.1667/sh. Oct. 2008	306,000	306	50,694		51,000
Stock issued for cash @ $0.1667/sh. Nov. 2008	612,000	612	101,388		102,000
Stock issued for cash @ $0.1667/sh. Dec. 2008	12,000	12	1,988		2,000

Net loss				(91,060)	(91,060)

Balance December 31, 2008	52,530,000	$52,530	$119,670	$(91,060)	$81,140

Stock issued for cash @ $0.1667/sh. Jan. 2009	123,000	123	20,377		20,500
Stock issued for services @ $0.1667/sh. Feb. 2009	6,000	6	994		1,000
Stock issued for property @ $0.19/sh. Jul. 2009	1,406,000	1,406	265,734		267,140
Stock issued for cash @ $0.50/sh. Jul. 2009	1,500	2	748		750
Stock issued for services @ $0.50/sh. Jul. 2009	600,000	600	299,400		300,000
Founders' stock issued @ $0.0003/sh. Oct. 2009	6,000,000	6,000	(4,000)		2,000
Stock issued for loan @ $0.1667/sh. Oct. 2009	120,000	120	19,880		20,000
Stock issued for services @ $0.50/sh. Oct. 2009	90,000	90	44,910		45,000
Stock issued for cash @ $0.50/sh. Oct. 2009	105,000	105	52,395		52,500
Stock issued for cash @ $0.50/sh. Nov. 2009	14,000	14	6,986		7,000
Stock issued for cash @ $0.50/sh. Dec. 2009	130,000	130	64,870		65,000

Net loss				(1,069,294)	(1,069,294)

Balance December 31, 2009	61,125,500	$61,126	$891,964	$(1,160,354)	$(207,264)

Stock issued for cash @ $0.25/sh. Jan. 2010	40,000	40	9,960		10,000
Stock issued for cash @ $0.50/sh. Feb. 2010	64,000	64	31,936		32,000
Stock issued for cash @ $0.21/sh. Feb. 2010	100,000	100	20,900		21,000
Stock issued for services @ $0.45/sh. Feb. 2010	2,600,000	2,600	1,167,400		1,170,000
Stock issued for services @ $0.25/sh. Mar. 2010	200,000	200	49,800		50,000
Proceeds received for shares to be issued			372,000		372,000

Net loss				(558,949)	(558,949)

Balance March 31, 2010 (Unaudited)	64,129,500	$64,130	$2,543,960	$(1,719,303)	$888,787

The accompanying footnotes are an integral part of these financial statements.

EVCARCO, Inc.
(A Development Stage Company)
Statements of Cash Flows

			Inception
	For the Three	For the Three	(October 14, 2008)
	Months Ended	Months Ended	Through
	March 31, 2010	March 31, 2009	March 31, 2010
	(Unaudited)	(Unaudited)	(Unaudited)

Cash flows from operating activities:

Net loss	$(558,949)	$(171,736)	$(1,719,303)
Adjustments to reconcile net loss to net cash
provided by (used in) operating activities:
Depreciation and amortization	969	541	3,779
Consulting expenses (stock)	220,780	1,000	431,813

Change in operating assets and liabilities:
Inventory	(177,560)	75,089	(188,106)
Other receivables	(15,687)	-	(19,900)
Prepaid expenses	(5,557)	-	(5,557)
Other assets	(30,500)	-	(34,629)
Accounts payable	67,319	1,966	86,058
Accrued expenses	11,965	44	42,691
Accrued interest (related parties)	115	(152)	449
Other payables	33,634	(1,764)	39,942

Net cash used in operating activities	(453,471)	(95,012)	(1,362,763)

Cash flows from investing activities:

Purchase of property and equipment	(25,329)	(2,069)	(32,983)

Net cash used in investing activities	(25,329)	(2,069)	(32,983)

Cash flows from financing activities:
Proceeds from notes payable	-	-	88,910
Net change in loans payable (related parties)	83,924	81,560	355,204
Issuance of common stock	63,000	20,500	668,390
Proceeds from common stock not yet issued	372,000	-	372,000

Net cash flows provided by financing activities	518,924	102,060	1,484,504

Increase in cash and cash equivalents	40,124	4,979	88,758

Cash at beginning of period	48,634	22,467	-

Cash at end of period	$88,758	$27,446	$88,758

Cash paid for:

Interest	$4,681	$1,308	$30,519
Interest (related parties)	2,728	511	8,255

Non-cash activities:

Stock issued for property	$-	$-	$267,140
Stock issued for services	1,220,000	1,000	1,567,700
Stock issued for loans	-	-	20,000

The accompanying footnotes are an integral part of these financial statements.

EVCARCO, INC.
(A Development Stage Company)
Notes to Financial Statements
March 31, 2010

NOTE 1.   ORGANIZATION AND DESCRIPTION OF BUSINESS

EVCARCO, Inc. (“The Company”) was incorporated under the laws of the State of Nevada on October 14, 2008.  The Company sells “green” automobiles, offering the latest technology electric vehicles, pre-owned vehicles converted to various green technologies, and a comprehensive financial package to complement the sales.  The Company is in the development stage, having only begun operations recently.

NOTE 2.   FAIR VALUE OF FINANCIAL INSTRUMENTS

Carrying amounts of certain of our financial instruments, including other receivables, accounts payable, and other payables approximate fair value due to their short maturities. Carrying value of notes payable and loans payable to related parties approximate fair values as they bear market rates of interest. None of our financial instruments are held for trading purposes.

NOTE 3.  INVENTORY

At each quarter end, respectively, the Company had the following inventory:

	Mar. 31, 2010	Dec. 31, 2009

New vehicles	$79,270	$-
Pre-owned vehicles	101,840	3,550
Other items	6,996	6,996

Total inventory	$188,106	$10,546

During the first quarter of 2010, the Company had additional impairment relating to the vehicles that were devalued at the end of 2009.  The impairment, in the amount of $27,800, is reflected as Inventory Adjustment on the Statements of Operations.

At the end of 2009 we made a decision to impair inventory in the amount of $82,853.  $37,976 was a mark down of inventory to market.  $44,877 of the impairment related to five SMART cars, that were not received under the contract to exchange cash and stock for thirty five pre-owned vehicles.  The contract is essentially settled and completed, and the Company will not be able to recover those cars.

NOTE 4.  PREPAID EXPENSES

As of March 31, 2010, the balance of prepaid expenses was $1,141,444.  $5,557 represented payroll expenses for April 2010.  $1,135,887 was the unearned portion of stock compensation issued under consulting agreements.

As of December 31, 2009, balance of prepaid expenses was $136,667, which represented the unearned portion of stock compensation issued under consulting agreements.

NOTE 5.  NOTES PAYABLE

During 2009, the Company received $150,000 of advances and made $61,090 of principal repayments to RGTK, an unrelated entity.   The note is unsecured, due upon demand and accrues interest at the end of each month on the then outstanding balance at the rate of 36% per annum.  As of March 31, 2010 and December 31, 2009, the principal balance of the note was $88,910.  During the first quarter of 2010 $7,918 of interest was accrued under the note, $3,000 of which was paid.

NOTE 6.  RELATED PARTY TRANSACTIONS

For the three months ended March 31, 2010 and 2009, the Company accrued $110,000 and $100,000, respectively, in salaries payable to its four officers and major shareholders.  For the period since inception (October 14, 2008) through March 31, 2010, the Company accrued $514,170.

As of March 31, 2010 and December 31, 2009, the balances of shareholder notes were $355,204 and $271,280, respectively.  The balances included accrued salaries, along with various advances to and from the Company.  The notes are unsecured, due upon demand and accrue interest at the end of each month on the then outstanding balance at the rate of 5.00% per annum.

EVCARCO, INC.
(A Development Stage Company)
Notes to Financial Statements
March 31, 2010

NOTE 7.  OPERATING SEGMENTS

During the period from inception through March 31, 2010 the Company operated as a single business segment.

NOTE 8.  GOING CONCERN

The Company has sustained operating losses since inception and had an accumulated deficit of approximately $1.7 million as of March 31, 2010. This deficit has been funded primarily through stock issuances, debt and cash generated from operations.

The Company will need additional capital to continue to maintain and expand its operations and will endeavor to raise funds through the issuance of stock and debt, and revenues from operations, but despite our efforts we may not generate revenues from operations or obtain sufficient capital on acceptable terms, if at all. If the Company cannot obtain such capital or generate such operating revenues it would have an adverse impact on our financial position and results of operations and ability to continue as a going concern. The Company’s operating capital and capital expenditure requirements will vary based on a number of factors, including the level of sales and marketing activities for our services and products and there can be no assurance that additional private or public financings, including debt or equity financing, will be available as needed, or, if available, on terms favorable to us. To the extent we use debt financing, if available, we will have to pay interest and the Company may have to agree to restrictive covenants that could impose limitations on our operating flexibility. If the Company cannot successfully obtain additional future funding it may jeopardize our ability to continue our business and operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.  These financial statements have been prepared on a going concern basis, and do not reflect any adjustments if the Company is unable to continue as a going concern.

NOTE 9.  STOCKHOLDERS’ EQUITY

Effective April 29, 2009, the Company filed an amendment with the Nevada Secretary of State to increase authorized shares of common stock from 25,000,000 to 60,000,000; and to authorize Series A special preferred convertible stock in the amount of 15,000,000 shares at $0.001 par value.

On July 10, 2009, the Company effectuated a 3-for-1 forward stock split of its issued and outstanding common stock.  All amounts of shares reflected on these financial statements are on post-split basis.

During the first quarter of 2010, the Company received $372,000 of cash for shares of common stock to be issued.

NOTE 10.  COMMITMENTS AND CONTINGENCIES

In March of 2010, the Company signed a five year contract to lease 18,500 sq. ft. building at 6124 Denton Dr., in Dallas, Texas, at initial monthly rate of $17,333.  The property will house the corporate office as well as a new dealership location, in addition to the Company’s current location in Fort Worth, Texas.  The lease commenced on May 1, 2010.  The Company will have an option of terminating the lease at any time during the term, without any significant financial consequences.

Dealer Prospectus Delivery Obligation

Until 90 days from the effective date of this Registration Statement, all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

You should rely only on the information contained in this prospectus. We have not authorized any dealer, salesperson or other person to give you different information. This prospectus does not constitute an offer to sell nor are they seeking an offer to buy the securities referred to in this prospectus in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus and the documents incorporated by reference are correct only as of the date shown on the cover page of these documents, regardless of the time of the delivery of these documents or any sale of the securities referred to in this prospectus.

EVCARCO, INC.

61,225,000
 Shares
 of
 Common Stock

PROSPECTUS

July __, 2010

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Other Expenses of Issuance and Distribution

The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered hereby. All such expenses will be borne by the registrant.

Name of Expense	Amount
Securities and Exchange Commission registration fee	$200
Transfer Agent Fees	$1,000
Legal, accounting fees and expenses (1)	$16,300
Edgar filing, printing and engraving fees (1)	$1,500
Total (1)	$19,000

(1) Estimated.

 Indemnification of Directors and Officers

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and by our Bylaws.

Under the Nevada Revised Statutes, director immunity from liability to a company or its stockholders for monetary liabilities applies automatically unless it is specifically limited by a company’s Articles of Incorporation. Our Articles of Incorporation do not specifically limit our directors’ immunity. Excepted from that immunity are: (a) a willful failure to deal fairly with the company or its stockholders in connection with a matter in which the director has a material conflict of interest; (b) a violation of criminal law, unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful; (c) a transaction from which the director derived an improper personal profit; and (d) willful misconduct.

Our Bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding, or part thereof, initiated by such person unless such indemnification: (a) is expressly required to be made by law, (b) the proceeding was authorized by our Board of Directors, (c) is provided by us, in our sole discretion, pursuant to the powers vested in us under Nevada law or (d) is required to be made pursuant to the Bylaws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and control persons pursuant to the foregoing provisions or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy, and is, therefore, unenforceable.

Recent Sales of Unregistered Securities

The following sets forth information regarding all sales of our unregistered securities after March 31, 2010.  All of these shares were exempt from registration under the Securities Act by reason of Section 4(2) of the Securities Act, or Regulation D promulgated thereunder, as transactions by an issuer not involving a public offering. The recipients of securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution of the securities, and appropriate legends were affixed to the share certificates issued in such transactions. We relied on information from purchasers that they were accredited investors and/or such investors were provided adequate information and were otherwise determined to be suitable.  In all cases, there was no public solicitation. The issuances of the securities described below were affected without the involvement of underwriters.

INFORMATION NOT REQUIRED IN PROSPECTUS - continued

				Exemption
				from	Terms of
Date				regulation	conversion
Sold	Amount	Securities Sold	Consideration *	claimed	Or exercise
01/14/10	20,000	Common Stock	Cash - $10,000	Sec. 4(2)/Reg. D	None
03/05/10	200,000	Common Stock	Cash - $42,000	Sec. 4(2)/ Reg. D	None
03/05/10	20,000	Common Stock	Cash - $10,000	Sec, 4(2)/Reg. D	None
03/08/10	20,000	Common Stock	Cash - $10,000	Sec. 4(2)/Reg. D	None
04/01/10	10,000	Common Stock	Cash - $ 5,000	Sec. 4(2)/Reg. D	None
04/30/10	50,000	Common Stock	Services	Sec. 4(2)/Reg. D	None
05/20/10	4,000	Common Stock	Cash - $ 2,000	Sec. 4(2)/Reg. D	None
05/31/10	177,000	Common Stock	Services	Sec. 4(2)/Reg. D	None
06/14/10	1,000,000	Common Stock	Services	Sec. 4(2)/Reg. D	None
06/24/10	200,000	Common Stock	Services	Sec. 4(2)/ Reg. D	None
07/16/10	500,000	Common Stock	Services	Sec. 4(2)/Reg. D	None

* For per share price, see Statement of Stockholders’ Equity.  No commissions or discounts were paid.

During March and April of 2010, the Company received $380,000 in investment funds, for which the shares of common stock have not yet been issued, and are not listed above.

Exhibits and Financial Statement Schedules

(a) Exhibits:

The following exhibits are filed as part of this registration statement:

Exhibit Number	Description

3.1	Articles of Incorporation of Registrant (1)
3.2	Amendment to Articles of Incorporation (2)
3.3	Certificate of Designation (2)
3.4	Amended and Restated Bylaws of the Registrant (3)
3.5	Certificate of Change (4)
3.6	Certificate of Correction (5)
5.1*	Opinion and Consent of The O’Neal Law Firm, P.C.
10.5	Consulting Services Agreement Dated May 14, 2010 between the Company and Richard Griffiths (6)

1. Incorporated by reference to Exhibit with the same number in the Company’s Registration Statement on Form S-1 as filed with the SEC on March 30, 2009.
2. Incorporated by reference to Exhibits with the same number in the Company’s Registration Statement on Form S-1/A as filed with the SEC on May 1, 2009.
3. Incorporated by reference to Exhibit with the same number in the Company’s Registration Statement on Form POS AM as filed with the SEC on September 28, 2009.
4.  Incorporated by reference to Exhibit with the same number in the Company’s Registration Statement on Form S-8 as filed with the SEC on June 22, 2010.
5. Incorporated by reference to Exhibit 3.1 in the Company’s Current Report on Form 8-K filed June 18, 2010.
6. Incorporated by reference to Exhibit 10.5 of Company’s Current Report on Form 8-K, file May 17, 2010.
* Filed herewith

Exhibit Number	Description

3.1	Articles of Incorporation of Registrant (1)
3.2	Amendment to Articles of Incorporation (2)
3.3	Certificate of Designation (2)
3.4	Amended and Restated Bylaws of the Registrant (3)
3.5*	Certificate of Change
3.6	Certificate of Correction (4)
10.5	Consulting Services Agreement Dated May 14, 2010 between the Company and Richard Griffiths (5)

Exhibits and Financial Statement Schedules - continued

1. Incorporated by reference to Exhibit with the same number in the Company’s Registration Statement on Form S-1 as filed with the SEC on March 30, 2009.
2. Incorporated by reference to Exhibits with the same number in the Company’s Registration Statement on Form S-1/A as filed with the SEC on May 1, 2009.
3. Incorporated by reference to Exhibit with the same number in the Company’s Registration Statement on Form POS AM as filed with the SEC on September 28, 2009.
4. Incorporated by reference to Exhibit 3.1 in the Company’s Current Report on Form 8-K filed June 18, 2010.
5. Incorporated by reference to Exhibit 10.5 of Company’s Current Report on Form 8-K, file May 17, 2010.
* Filed herewith
Undertakings

The undersigned Registrant hereby undertakes:

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)	To include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;

(b)
To reflect in the prospectus any facts or events arising after the effective date of this registration statement, or most recent post-effective amendment, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(c)
To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the Offering of such securities at that time shall be deemed to be the initial bona fide Offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the Offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions described above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement, as amended, to be signed on its behalf by the undersigned, thereunto duly authorized, in Fort Worth, Texas on July 27, 2010.

EVCARCO, INC.

By:	/s/ Dale Long
Name: Dale Long
Title: President and Director
(Principal Executive Officer

By:	/s/ Nikolay Frolov
Name: Nikolay Frolov
Title: Treasurer and Director
(Principal Financial Officer and Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement, as amended, has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dale Long	President and Director (Principal Executive Officer)	July 27, 2010
Dale Long

/s/ Nikolay Frolov	Chief Financial Officer and Director	July 27, 2010
Nikolay Frolov	(Principal Financial and Accounting Officer)

/s/ Scott O’Neal	Chief Operating Officer, Vice President,	July 27, 2010
Scott O’Neal	Secretary and Director

/s/ Edouardo Prous	Vice President and Director	July 27, 2010
Edouardo Prous